UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Charlotte Russe Holding, Inc.

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CHARLOTTE RUSSE ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL 2009

FINANCIAL RESULTS

Non-GAAP Diluted Earnings Per Share Above Guidance Range

SAN DIEGO, April 8, 2009—Charlotte Russe Holding, Inc. (Nasdaq: CHIC) today announced preliminary financial results for the second quarter of fiscal 2009 ended March 28, 2009.

Second quarter net sales increased 3.3% to $191.2 million compared to $185.1 million in the prior year period. Comparable store sales for the period declined 8.0%, in line with prior guidance of a mid- to high-single digit decline, and versus a comparable store sales increase of 2.5% in the second quarter of fiscal 2008. Diluted loss per share is expected to be in the range of $(0.06) to $(0.03)1, which compares to diluted earnings per share of $0.17 in the second quarter of fiscal 2008, or $0.19 per diluted share on a non-GAAP basis after excluding an impairment charge in the period of $0.8 million.

Non-GAAP diluted earnings per share for the second quarter of 2009 are expected to be in the range of $0.02 to $0.051 after excluding anticipated expenses for cash charges in the range of $1.4 million to $1.6 million related to proxy solicitation, management transition and severance, as well as costs associated with the review of strategic alternatives and subsequent sale process, and a non-cash charge in the range of $1.5 million to $1.7 million for store impairment. This compares to the Company’s prior guidance of a non-GAAP diluted loss per share in the range of $(0.20) to $(0.10), exclusive of these anticipated expenses.

The preliminary results are primarily attributable to better than expected gross margin performance, as well as careful expense control. Comparable store inventories were down 18.4% at the end of the period. As of March 28, 2009, the Company had no long-term debt and expects its quarter-end cash balance to be in the range of $49 million to $52 million.

[1]	The Company’s anticipated tax rate is 47.0% and 44.4% for the second and third quarters of fiscal 2009, respectively.

John D. Goodman, Chief Executive Officer, stated, “We are pleased to report better than expected preliminary earnings results despite the difficult retail climate and the negative impact of the Easter shift. The results reflect our actions to control inventories, limit promotional activity and generate improved full-price sell through. While the macro environment continues to present significant challenges, we are staying focused on our core strategies to drive improvement in the business. These include brand positioning, merchandise assortments, inventory optimization, real estate and capital utilization. Our Charlotte Russe team is working diligently to execute our plans and achieve our goals.

“Our strategies are starting to gain traction, marked by effective planning and allocation, compelling product and merchandising, and a cohesive presentation in stores. Although we are just beginning to see improvement, we believe the opportunity for the Charlotte Russe brand is substantial and expect to build additional momentum as we approach the Fall season.”

Goodman concluded, “In today’s market environment, we are concentrating on the customer – delivering fashion-right product at a great perceived value, providing a well-edited shopping environment and communicating a distinct fashion point of view, all supported by our new marketing initiatives. We believe these actions will allow us to build increased awareness and excitement around the Charlotte Russe brand, while also driving new customers into the stores. In addition, we will continue to carefully manage inventories and tightly control costs. Over the long-term, we are committed to maintaining our strong financial position and delivering greater value to our shareholders.”

Outlook

For the third quarter of fiscal 2009, the Company expects comparable store sales to be in the negative low-single digit to positive low-single digit range, versus a comparable store sales decline of 6.5% in the third quarter of fiscal 2008. Non-GAAP diluted earnings per share are expected to be in the range of $0.17 to $0.271, exclusive of anticipated cash charges related to proxy solicitation, management transition and severance, as well as the review of strategic alternatives and subsequent sale process. This compares to diluted earnings per share of $0.31 in the prior year period.

Update on Sale Process

On January 21, 2009, Charlotte Russe announced that it was engaged in a process to evaluate strategic alternatives, including a possible sale of the Company. Charlotte Russe’s financial advisor, Cowen and Company, LLC, has initiated a sale process as part of that strategic review. The Company reported today that it is encouraged by the progress of the ongoing sale process, including the level of interest from potential buyers.

Second Quarter Financial Results and Conference Call Information – Thursday, April 16, 2009

Charlotte Russe will issue full second quarter financial results on Thursday, April 16, 2009, after the close of the market. The Company will hold a conference call the same day at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call will be hosted by John Goodman, Chief Executive Officer, Emilia Fabricant, President and Chief Merchandising Officer, and Fred Silny, Chief Financial Officer. To access the call, please dial (888) 841-5034 approximately ten minutes prior to the start of the call. The conference call will also be webcast live and archived at www.charlotterusse.com. A telephone replay of this call will be available until April 23, 2009, and can be accessed by dialing (800) 642-1687 and entering code 89467054.

About Charlotte Russe

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of March 28, 2009, the Company operated 496 stores in 45 states and Puerto Rico. For more information about the Company, please visit http://www.charlotterusse.com.

IMPORTANT INFORMATION: Charlotte Russe Holding, Inc. filed a definitive proxy statement with the U.S. Securities and Exchange Commission on March 23, 2009 relating to Charlotte Russe’s solicitation of proxies from the stockholders of Charlotte Russe with respect to the Charlotte Russe 2009 annual meeting of stockholders. Charlotte Russe and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2009 annual meeting. The proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Charlotte Russe’s stockholders. Charlotte Russe has filed a proxy statement and other relevant documents, including a white proxy card. CHARLOTTE RUSSE ADVISES SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Charlotte Russe’s proxy statement and other relevant documents may be obtained without charge from the SEC’s website at www.sec.gov and from Charlotte Russe at www.charlotterusse.com. You may also obtain a free copy of Charlotte Russe’s definitive proxy statement by writing to the Corporate Secretary at 4645 Morena Boulevard, San Diego, California 92117.

USE OF NON-GAAP FINANCIAL MEASURES: This press release includes non-GAAP financial measures involving the presentation of the Company’s diluted earnings per share excluding expenses associated with proxy solicitation, management transition, severance and the review of strategic alternatives and subsequent sale process, as well as store impairment, which the Company believes provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates the comparability of the Company’s results from period to period and provides a basis for comparing current results against future results by eliminating amounts that it believes are not comparable between periods. The Company will use its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of the Company’s second quarter and third quarter financial results, as well as the impact of the Company’s new executive management team and business strategies, including future growth, customer penetration and value creation. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not be able to execute its new strategic plan as intended, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CONTACT:

Investors:

Christine Greany

The Consumer Group

+1-858-523-1732

Media:

Stephanie Pillersdorf / Kara Findlay

Sard Verbinnen & Co

+1-212-687-8080

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